Investor Contacts:  Rusty Cloutier
   President & CEO or
   Jim McLemore, CFA
   Sr. EVP & CFO
   337.237.8343

    MidSouth Bancorp, Inc. Reports Second Quarter 2013 Results
•	Diluted EPS $0.29 per common share versus $0.20 per common share for 2Q 2012
•	Net loans increased 7.8% to $1.1 billion versus 1Q 2013
•	SBLF dividend expected to drop to 1.00% beginning 4Q 2013
•	Annualized net charge-offs for the quarter of 0.06% versus 0.18% for 1Q 2013
•	Core FTE NIM of 4.33% versus 4.03% for 1Q 2013

LAFAYETTE, LA., July 29, 2013/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT:MSL) today reported record quarterly net earnings available to common shareholders of $3.3 million for the second quarter of 2013, compared to net earnings available to common shareholders of $2.1 million reported for the second quarter of 2012 and $3.1 million in net earnings available to common shareholders for the first quarter of 2013.  Diluted earnings for the second quarter of 2013 were $0.29 per common share, compared to $0.20 per common share reported for the second quarter of 2012 and $0.27 per common share reported for the first quarter of 2013.

Dividends paid on the Series B Preferred Stock issued to the Treasury as a result of our participation in the Small Business Lending Fund (“SBLF”) totaled $292,000 for the second quarter of 2013 based on a dividend rate of 3.65%.  Although the dividend rate for the third quarter of 2013 is estimated to be 4.60%, we anticipate the fourth quarter rate to drop to 1.00% due to attaining the target 10% growth rate in qualified small business loans during the second quarter.  The Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation (“PSB”) paid dividends totaling $100,000 for the three months ended June 30, 2013.

Balance Sheet

Total consolidated assets at June 30, 2013 were $1.9 billion, compared to $1.4 billion at June 30, 2012 and $1.9 billion at March 31, 2013.  Deposits totaled $1.5 billion at June 30, 2013, compared to $1.2 billion at June 30, 2012 and $1.6 billion at March 31, 2013.   Total deposits declined $24.3 million during the quarter primarily due to the run-off of higher cost time deposits from acquired branches.  Our strong core deposit base continued to yield a low cost of interest-bearing deposits, which declined 4 basis points, from 0.39% compared to 0.35%, over the three months ended June 30, 2013.

Loans totaled $1.1 billion at June 30, 2013, compared to $751.5 million at June 30, 2012 and $1.0 billion at March 31, 2013.  Total loans increased $80.7 million in the second quarter of 2013 primarily due to $54.1 million in commercial loans funded as a result of a small business lending campaign held during the quarter.  Additional commercial loans funded during the quarter resulted in a total increase of $75.8 million, or 24.0%, in commercial loans during the second quarter of 2013.

MidSouth’s Tier 1 leverage capital ratio was 9.14% at June 30, 2013 compared to 8.98% at March 31, 2013.  Tier 1 risk-based capital and total risk-based capital ratios were 13.24% and 13.95% at June 30, 2013, compared to 13.75% and 14.41% at March 31, 2013, respectively.  The Tier 1 common equity to total risk-weighted assets at June 30, 2013 was 7.53%.  Tangible common equity totaled $94.5 million at June 30, 2013, compared to $97.4 million at March 31, 2013.  Tangible book value per share at June 30, 2013 was $8.39 versus $8.67 at March 31, 2013 primarily due to a $5.7 million decline in the net unrealized gain on securities available-for-sale during the second quarter.

“We held a very successful SBLF loan campaign this quarter across all of our markets with a focus on small commercial customers,” said MidSouth Vice Chairman and Chief Operating Officer Jerry Reaux.  “The campaign expanded our customer base throughout our footprint and resulted in $54.1 million in loans funded, a reinvestment of well over 100% of our $32.0 million in SBLF funds into the communities we serve.”

Rusty Cloutier, President & CEO added, “Our markets in Louisiana and Texas are benefitting from a return to a stronger energy outlook and continue to outperform the rest of the country.  In a recent address to community bankers, well-known energy specialist and economist Dr. Loren Scott (www.lorencscottassociates.com) noted that Louisiana has been allotted $1.2 billion of the $4.5 billion under the RESTORE Act, which directs 80% of BP federal fine money, to restore Louisiana’s Gulf coast.  Other positive news for our markets includes significant employment opportunities with $90 billion in expansion projects slated for several companies in various industries.”

Asset Quality

Nonperforming assets declined 4.3% in year-over-year comparison and 9.6% in sequential-quarter comparison as asset quality continued to improve.  Total nonperforming assets were reduced from $18.5 million at December 31, 2012 to $15.3 million at March 31, 2013 and to $13.8 million at June 30, 2013, primarily due to a $4.0 million reduction in nonperforming loans, including loans past due 90 days and over, during the first six months of 2013.

Allowance coverage for nonperforming loans increased to 123.84% at June 30, 2013 compared to 96.98% at March 31, 2013 due to a $1.3 million charge to the provision for loan losses during the second quarter of 2013.  The provision for loan losses increased $0.7 million in sequential-quarter comparison primarily due to the $80.7 million in loan growth during the second quarter of 2013.  The ALL/total loans ratio increased slightly to 0.76% from the 0.72% reported for the first quarter of 2013.  The ratio of annualized net charge-offs to total loans was 0.06% for the three months ended June 30, 2013 compared to 0.18% for the three months ended March 31, 2013.

Total nonperforming assets to total loans plus ORE and other assets repossessed decreased to 1.23% at June 30, 2013 from 1.46% at March 31, 2013.  Loans classified as troubled debt restructurings (“TDRs”) totaled $535,000 at June 30, 2013 compared to $5.0 million at March 31, 2013.  The $4.5 million decrease resulted primarily from payoffs related to two commercial credits previously classified as TDRs.  Classified assets, including ORE, increased to $36.1 million compared to $29.2 million at March 31, 2013 due primarily to approximately $8.2 million in five commercial loans downgraded to substandard rating during the second quarter following review of borrowers’ year-end financials.  Despite the downgrades, these five commercial loans are well collateralized with no loss expected on the credits.

Second Quarter 2013 vs. Second Quarter 2012 Earnings Comparison

Second quarter 2013 net earnings available to common shareholders totaled $3.3 million compared to $2.1 million for the second quarter of 2012.  Revenues from consolidated operations increased $7.0 million in quarterly comparison and included $2.1 million in purchase accounting adjustments on the 2012 and 2011 acquisitions.  Noninterest income increased $1.0 million in quarterly comparison, from $4.0 million for the three months ended June 30, 2012 to $5.0 million for the three months ended June 30, 2013.  Increases in noninterest income consisted primarily of $403,000 in service charges on deposit accounts and $489,000 in ATM/debit card income.

Noninterest expenses increased $4.5 million for the second quarter 2013 compared to second quarter 2012 and included approximately $1.8 million in operating expenses for the Timber Region and approximately $410,000 in operating costs for four new branches opened in late 2012 and early 2013.  The increased operating costs consisted primarily of $2.2 million in salaries and benefits costs, $942,000 in occupancy expense, $169,000 in ATM/debit card expense, $153,000 in the cost of printing and supplies, $141,000 in loss on disposal of fixed assets and $172,000 in legal and professional fees.  Expenses on ORE and other assets repossessed decreased $209,000 in prior year quarterly comparison.  The provision for loan losses increased $675,000 primarily as a result of the loan growth experienced during the second quarter of 2013.  Income tax expense increased $635,000 in quarterly comparison.

Fully taxable-equivalent (“FTE”) net interest income totaled $20.1 million and $14.1 million for the quarters ended June 30, 2013 and 2012, respectively.  The FTE net interest income increased $6.0 million in prior year quarterly comparison primarily due to a $395.4 million increase in the volume of average earning assets primarily as a result of the PSB acquisition.  The average volume of loans increased $331.4 million in quarterly comparison and the average yield on loans increased 12 basis points, from 6.64% to 6.76%.  Purchase accounting adjustments on acquired loans added 75 basis points to the average yield on loans for the second quarter of 2013 and 30 basis points to the average yield on loans for the second quarter of 2012.  Net of the impact of the purchase accounting adjustments, average loan yields declined 33 basis points in prior year quarterly comparison, from 6.34% to 6.01%.  Loan yields have declined primarily as the result of a sustained low market interest rate environment.

Investment securities totaled $530.9 million, or 28.5% of total assets at June 30, 2013, versus $493.3 million, or 35.4% of total assets at June 30, 2012.  The investment portfolio had an effective duration of 4.19 years and an unrealized gain of $2.2 million at June 30, 2013.  The average volume of investment securities increased $68.0 million in quarterly comparison primarily due to $152.7 million in securities acquired with the PSB acquisition at year end December 2012, of which $28.8 million were sold early in the first quarter of 2013.  The average tax equivalent yield on investment securities decreased 18 basis points, from 2.70% to 2.52% primarily due to lower reinvestment rates.  The average yield on all earning assets increased 28 basis points in prior year quarterly comparison, from 4.98% for the second quarter of 2012 to 5.26% for the second quarter of 2013.   Net of the impact of purchase accounting adjustments, the average yield on total earning assets declined 3 basis points, from 4.81% to 4.78% for the three month periods ended June 30, 2012 and 2013, respectively.

The impact to interest expense of a $308.1 million increase in the average volume of interest bearing liabilities was partially offset by a 12 basis point decrease in the average rate paid on interest bearing liabilities, from 0.63% at June 30, 2012 to 0.51% at June 30, 2013.  Net of purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest bearing liabilities was 0.74% for the second quarter of 2012 compared to 0.60% for the second quarter of 2013.

As a result of these changes in volume and yield on earning assets and interest bearing liabilities, the FTE net interest margin increased 36 basis points, from 4.51% for the second quarter of 2012 to 4.87% for the second quarter of 2013.  Net of purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin increased 8 basis points, from 4.25% for the second quarter of 2012 to 4.33% for the second quarter of 2013.

Second Quarter 2013 vs. First Quarter 2013 Earnings Comparison

In sequential-quarter comparison, net earnings available to common shareholders increased $135,000 as a $1.3 million increase in net interest income and a $573,000 increase in non-interest income were offset by an $836,000 increase in noninterest expenses, a $700,000 increase in provision for loan losses and a $132,000 increase in income tax expense.  The improvement in noninterest income resulted primarily from $117,000 in safe deposit box income and increases of $282,000 in ATM/debit card income and $100,000 in service charges on deposit accounts, which were partially offset by a decrease of $204,000 in gain on sale of securities.

Noninterest expenses increased $836,000 and consisted primarily of increases of $311,000 in expenses on ORE and repossessed assets, $189,000 in legal and professional fees, $163,000 in ATM/debit card expense, $128,000 in occupancy expenses, and $95,000 in corporate development expenses.  The increases in noninterest expenses were partially due to non-recurring items, including a $300,000 write-down on a commercial real estate property in ORE and a $148,000 loss on disposal of assets acquired from PSB that were no longer in use.  The $163,000 increase in ATM/debit card expense resulted primarily from an increase in the volume of transactions processed, which was offset by increased ATM/debit card income for the quarter.  Excluding the effect of these items, noninterest expenses increased $225,000, or 1.3%, in sequential-quarter comparison.

FTE net interest income increased $1.3 million in sequential-quarter comparison, which resulted primarily from a shift in the mix of earnings assets.  An average decrease of $34.5 million in interest bearing deposits in other banks funded a $36.5 million increase in the average volume of loans.  The average yield on loans increased 11 basis points, from 6.65% for the first quarter of 2013 to 6.76% for the second quarter of 2013.  An increase of $355,000 in commercial loan fee income resulting from the $75.8 million in commercial loan growth during the second quarter contributed to the improvement in the loan yield.  The average yield on total earning assets increased 23 basis points for the same period, from 5.03% to 5.26%, respectively.  Interest expense decreased $103,000 in sequential-quarter comparison, despite a $19.0 million increase in the average volume of interest bearing liabilities for the same period.  The decrease in interest expense was a result of a decrease in the average yield on interest bearing liabilities, from 0.56% for the first quarter of 2013 to 0.51% for the second quarter of 2013.  As a result of these changes in volume and yield on earning assets and interest bearing liabilities, the FTE net interest margin increased 26 basis points, from 4.61% to 4.87%.  Net of purchase accounting adjustments, the FTE net interest margin increased 30 basis points, from 4.03% for the quarter ended March 31, 2013 to 4.33% for the quarter ended June 30, 2013.

Year-Over-Year Earnings Comparison

In year-over-year comparison, net earnings available to common shareholders increased $1.8 million primarily as a result of a $10.5 million improvement in net interest income and a $1.9 million increase in noninterest income which offset a $9.2 million increase in noninterest expense, a $550,000 increase in provision for loan loss and a $966,000 increase in income tax expense.  The $10.5 million increase in net interest income included approximately $6.6 million earned from the Timber Region.  An increase in purchase accounting adjustments of $2.6 million in year-to-date comparison also contributed to the increase in net interest income.

Increases in noninterest income consisted primarily of $750,000 in service charges on deposit accounts and $719,000 in ATM and debit card income.  Noninterest expenses increased $9.2 million in year-to-date comparison and included approximately $3.4 million in operating expenses for the Timber region and approximately $782,000 in operating expenses for the four new branches opened in late 2012 and early 2013.  Increases in noninterest expense, excluding operating expenses on the Timber Region and the new branches, included primarily $2.5 million in salary and benefits costs, $910,000 in occupancy expense, $163,000 in data processing expense, and $314,000 in corporate development expense.

In year-to-date comparison, FTE net interest income increased $10.6 million primarily due to a $10.9 million increase in interest income.  The increase resulted primarily from a $391.8 million increase in the average volume of earning assets.  The average yield on earning assets increased in year-to-date comparison, from 4.97% at June 30, 2012 to 5.14% at June 30, 2013.  Net of a 48 basis point effect of discount accretion on acquired loans, the average yield on earning assets was 4.66% at June 30, 2013.

Interest expense increased in year-over-year comparison primarily due to a $293.1 million increase in the average volume of interest-bearing liabilities, from $955.5 million at June 30, 2012 to $1.2 billion at June 30, 2013.   The average rate paid on interest-bearing liabilities decreased 9 basis points, from 0.63% at June 30, 2012 to 0.54% at June 30, 2013.  Net of a 9 basis point effect of premium amortization on acquired certificates of deposit and FHLB advances, the average rate paid on interest bearing liabilities was 0.63% at June 30, 2013.  The FTE net interest margin increased 25 basis points, from 4.49% for the six months ended June 30, 2012 to 4.74% for the six months ended June 30, 2013.  Net of purchase accounting adjustments, the FTE net interest margin declined 3 basis points, from 4.21% to 4.18% for the six months ended June 30, 2012 and 2013, respectively.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of June 30, 2013. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas.  MidSouth Bank currently has 60 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs.  Additional corporate information is available at www.midsouthbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, the expected impacts of the recently completed PSB acquisition, future expansion plans and future operating results.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, the ability of MidSouth to integrate the PSB operations and capitalize on new market opportunities resulting from the acquisition; the effect of the PSB acquisition on relations with customers and employees; changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	June 30,		%	March 31,	%
EARNINGS DATA	2013	2012	Change	2013	Change
Total interest income	$21,356	$15,298	39.6%	$20,129	6.1%
Total interest expense	1,614	1,489	8.4%	1,717	-6.0%
Net interest income	19,742	13,809	43.0%	18,412	7.2%
FTE net interest income	20,079	14,108	42.3%	18,761	7.0%
Provision for loan losses	1,250	575	117.4%	550	127.3%
Non-interest income	5,004	3,965	26.2%	4,431	12.9%
Non-interest expense	18,267	13,790	32.5%	17,431	4.8%
Earnings before income taxes	5,229	3,409	53.4%	4,862	7.5%
Income tax expense	1,566	931	68.2%	1,434	9.2%
Net earnings	3,663	2,478	47.8%	3,428	6.9%
Dividends on preferred stock	392	380	3.2%	292	34.2%
Net earnings available to common shareholders	$3,271	$2,098	55.9%	$3,136	4.3%

PER COMMON SHARE DATA
Basic earnings per share	$0.29	$0.20	45.0%	$0.28	3.6%
Diluted earnings per share	0.29	0.20	45.0%	0.27	7.4%
Quarterly dividends per share	0.08	0.07	14.3%	0.07	14.3%
Book value at end of period	12.92	12.78	1.1%	13.24	-2.4%
Tangible book value at period end	8.39	9.76	-14.0%	8.67	-3.2%
Market price at end of period	15.53	14.08	10.3%	16.26	-4.5%
Shares outstanding at period end	11,253,216	10,475,504	7.4%	11,238,786	0.1%
Weighted average shares outstanding
Basic	11,238,945	10,469,681	7.3%	11,237,916	0.0%
Diluted	11,838,862	10,481,417	13.0%	11,866,108	-0.2%

AVERAGE BALANCE SHEET DATA
Total assets	$1,850,483	$1,390,814	33.1%	$1,850,759	0.0%
Loans and leases	1,080,295	748,885	44.3%	1,043,780	3.5%
Total deposits	1,538,320	1,151,543	33.6%	1,542,726	-0.3%
Total common equity	150,287	132,968	13.0%	148,565	1.2%
Total tangible common equity	98,996	101,297	-2.3%	96,692	2.4%
Total equity	192,284	164,968	16.6%	190,564	0.9%

SELECTED RATIOS	6/30/2103	6/30/2012		3/31/2013
Annualized return on average assets	0.71%	0.61%	16.4%	0.69%	2.9%
Annualized return on average common equity	8.73%	6.35%	37.5%	8.56%	2.0%
Average loans to average deposits	70.23%	65.03%	8.0%	67.66%	3.8%
Taxable-equivalent net interest margin	4.87%	4.51%	8.0%	4.61%	5.6%
Tier 1 leverage capital ratio	9.14%	10.45%	-12.5%	8.98%	1.8%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.76%	0.96%	-20.8%	0.72%	5.6%
Nonperforming assets to tangible equity + ALLL	9.51%	10.18%	-6.6%	10.39%	-8.5%
Nonperforming assets to total loans, other real estate
owned and other repossessed assets	1.23%	1.90%	-35.5%	1.46%	-16.0%
Annualized QTD net charge-offs to total loans	0.06%	0.23%	-72.3%	0.18%	-64.7%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	June 30,	June 30,	%	March 31,	December 31,
	2013	2012	Change	2013	2012
Assets
Cash and cash equivalents	$59,578	$50,646	17.6%	$118,009	$73,573
Securities available-for-sale	367,299	370,293	-0.8%	387,786	424,617
Securities held-to-maturity	163,610	123,054	33.0%	167,617	153,524
Total investment securities	530,909	493,347	7.6%	555,403	578,141
Time deposits held in banks	-	710	-100.0%	-	881
Other investments	10,951	5,815	88.3%	10,017	8,310
Total loans	1,118,572	751,455	48.9%	1,037,859	1,046,940
Allowance for loan losses	(8,531)	(7,222)	18.1%	(7,457)	(7,370)
Loans, net	1,110,041	744,233	49.2%	1,030,402	1,039,570
Premises and equipment	67,881	45,550	49.0%	66,797	63,461
Goodwill and other intangibles	50,980	31,573	61.5%	51,447	51,828
Other assets	33,436	22,953	45.7%	34,981	35,964
Total assets	$1,863,776	$1,394,827	33.6%	$1,867,056	$1,851,728

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$395,341	$269,110	46.9%	$390,774	$381,083
Interest-bearing deposits	1,140,453	884,651	28.9%	1,169,352	1,170,821
Total deposits	1,535,794	1,153,761	33.1%	1,560,126	1,551,904
Securities sold under agreements to
repurchase and other short term
borrowings	51,710	50,347	2.7%	48,557	41,447
Short-term borrowings	25,000	-	100.0%	-	-
Other borrowings	28,416	-	100.0%	28,772	29,128
Junior subordinated debentures	29,384	15,465	90.0%	29,384	29,384
Other liabilities	6,039	9,414	-35.9%	9,384	10,624
Total liabilities	1,676,343	1,228,987	36.4%	1,676,223	1,662,487
Total shareholders' equity	187,433	165,840	13.0%	190,833	189,241
Total liabilities and shareholders' equity	$1,863,776	$1,394,827	33.6%	$1,867,056	$1,851,728

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Six Months Ended
EARNINGS STATEMENT	June 30,		%	June 30,		%
	2013	2012	Change	2013	2012	Change

Interest income	$21,356	$15,298	39.6%	$41,485	$30,631	35.4%
Interest expense	1,614	1,489	8.4%	3,331	3,018	10.4%
Net interest income	19,742	13,809	43.0%	38,154	27,613	38.2%
Provision for loan losses	1,250	575	117.4%	1,800	1,250	44.0%
Service charges on deposit accounts	2,271	1,868	21.6%	4,442	3,692	20.3%
Other charges and fees	2,733	2,097	30.3%	4,993	3,801	31.4%
Total non-interest income	5,004	3,965	26.2%	9,435	7,493	25.9%
Salaries and employee benefits	8,369	6,152	36.0%	16,761	12,238	37.0%
Occupancy expense	3,725	2,783	33.8%	7,322	5,331	37.3%
FDIC premiums	244	195	25.1%	589	453	30.0%
Other non-interest expense	5,929	4,660	27.2%	11,026	8,436	30.7%
Total non-interest expense	18,267	13,790	32.5%	35,698	26,458	34.9%
Earnings before income taxes	5,229	3,409	53.4%	10,091	7,398	36.4%
Income tax expense	1,566	931	68.2%	3,000	2,034	47.5%
Net earnings	3,663	2,478	47.8%	7,091	5,364	32.2%
Dividends on preferred stock	392	380	3.2%	684	780	-12.3%
Net earnings available to common shareholders	$3,271	$2,098	55.9%	$6,407	$4,584	39.8%

Earnings per common share, diluted	$0.29	$0.20	45.0%	$0.56	$0.44	27.3%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	Second	First	Fourth	Third	Second
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2013	2013	2012	2012	2012
Interest income	$21,356	$20,129	$15,036	$15,355	$15,298
Interest expense	1,614	1,717	1,354	1,468	1,489
Net interest income	19,742	18,412	13,682	13,887	13,809
Provision for loan losses	1,250	550	500	300	575
Net interest income after provision for loan loss	18,492	17,862	13,182	13,587	13,234
Total non-interest income	5,004	4,431	3,697	3,754	3,965
Total non-interest expense	18,267	17,431	14,567	13,630	13,790
Earnings before income taxes	5,229	4,862	2,312	3,711	3,409
Income tax expense	1,566	1,434	683	1,062	931
Net earnings	3,663	3,428	1,629	2,649	2,478
Dividends on preferred stock	392	292	367	400	380
Net earnings available to common shareholders	$3,271	$3,136	$1,262	$2,249	$2,098

Earnings per common share, diluted	$0.29	$0.27	$0.12	$0.21	$0.20

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	June 30,	June 30,	%	March 31,	December 31,
	2013	2012	Change	2013	2012

Commercial, financial, and agricultural	$391,241	$233,629	67.5%	$315,397	$315,655
Lease financing receivable	5,656	3,974	42.3%	4,962	5,769
Real estate - construction	82,851	55,111	50.3%	82,508	75,334
Real estate - commercial	404,543	271,141	49.2%	405,705	414,384
Real estate - residential	141,689	112,343	26.1%	138,284	142,858
Installment loans to individuals	90,571	72,859	24.3%	88,898	90,561
Other	2,021	2,398	-15.7%	2,105	2,379

Total loans	$1,118,572	$751,455	48.9%	$1,037,859	$1,046,940

COMPOSITION OF DEPOSITS	June 30,	June 30,	%	March 31,	December 31,
	2013	2012	Change	2013	2012 (1)

Noninterest bearing	$395,341	$269,110	46.9%	$390,774	$381,083
NOW & Other	431,596	239,059	80.5%	432,540	402,121
Money Market/Savings	453,729	369,524	22.8%	465,954	456,222
Time Deposits of less than $100,000	119,299	119,098	0.2%	125,020	133,304
Time Deposits of $100,000 or more	135,829	156,970	-13.5%	145,838	179,174

Total deposits	$1,535,794	$1,153,761	33.1%	$1,560,126	$1,551,904

(1) A restatement of the deposit mix acquired from The Peoples State Bank is included in the Composition of Deposits for December 31, 2012.
A total of $64.3 million in Money Market/Savings deposits were reclassed to NOW & Other deposits ($63.8 million) and to Noninterest bearing balances ($0.5 million).

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	June 30,	June 30,	%	March 31,	December 31,
	2013	2012	Change	2013	2012

Nonaccrual loans	$6,772	$7,370	-8.1%	$7,526	$8,887
Loans past due 90 days and over	117	62	88.7%	163	1,986
Total nonperforming loans	6,889	7,432	-7.3%	7,689	10,873
Other real estate owned	6,900	6,968	-1.0%	7,552	7,496
Other repossessed assets	0	2	-100.0%	16	151
Total nonperforming assets	$13,789	$14,402	-4.3%	$15,257	$18,520

Troubled debt restructurings	$535	$417	28.3%	$5,032	$5,062

Nonperforming assets to total assets	0.74%	1.03%	-28.2%	0.82%	1.00%
Nonperforming assets to total loans +
OREO + other repossessed assets	1.23%	1.90%	-35.3%	1.46%	1.76%
ALLL to nonperforming loans	123.84%	97.17%	27.4%	96.98%	67.78%
ALLL to total loans	0.76%	0.96%	-20.8%	0.72%	0.70%

Quarter-to-date charge-offs	$267	$526	-49.2%	$523	$557
Quarter-to-date recoveries	91	95	-4.2%	60	53
Quarter-to-date net charge-offs	$176	$431	-59.2%	$463	$504
Annualized QTD net charge-offs to total loans	0.06%	0.23%	-72.3%	0.18%	0.19%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	June 30, 2013			June 30, 2012

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$434,730	$2,251	2.07%	$390,149	$2,148	2.20%
Tax-exempt securities	104,747	1,149	4.39%	81,283	1,029	5.06%
Total investment securities	539,477	3,400	2.52%	471,432	3,177	2.70%
Federal funds sold	1,593	1	0.25%	3,294	2	0.20%
Time and interest bearing deposits in
other banks	23,346	17	0.29%	30,042	21	0.27%
Other investments	10,056	78	3.10%	5,757	42	2.93%
Loans (1)	1,080,295	18,197	6.76%	748,885	12,355	6.64%
Total interest earning assets	1,654,767	21,693	5.26%	1,259,410	15,597	4.98%
Non-interest earning assets	195,716			131,404
Total assets	$1,850,483			$1,390,814

Interest-bearing liabilities:
Deposits (2)	$1,149,285	$990	0.35%	$885,467	$1,059	0.48%
Repurchase agreements	47,667	182	1.53%	49,057	186	1.52%
Federal funds purchased	1,466	3	0.81%	-	-	-
Other borrowings (3)	28,559	90	1.25%	-	-	-
Notes Payable	1,700	13	3.03%	-	-	-
Junior subordinated debentures	29,384	336	4.52%	15,465	244	6.25%
Total interest-bearing liabilities	1,258,061	1,614	0.51%	949,989	1,489	0.63%
Non-interest bearing liabilities	400,138			275,857
Shareholders' equity	192,284			164,968
Total liabilities and shareholders'
equity	$1,850,483			$1,390,814

Net interest income (TE) and spread		$20,079	4.75%		$14,108	4.35%

Net interest margin			4.87%			4.51%

(1) Includes $1.8 million and $495,000 of interest income from accretable yield on purchased loans from acquisitions for the three months ended June 30, 2013 and 2012, respectively.
(2) Includes $176,000 and $269,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitions for the three months ended June 30, 2013 and 2012, respectively.
(3) Includes $92,000 of reduction in interest expense from premium amortization on FHLB borrowings acquired from
PSB for the three months ended June 30, 2013.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Six Months Ended			Six Months Ended
	June 30, 2013			June 30, 2012

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$430,397	$4,310	2.20%	$377,726	$4,217	2.23%
Tax-exempt securities	105,859	2,349	4.44%	83,624	2,122	5.07%
Total investment securities	536,256	6,659	2.48%	461,350	6,339	2.75%
Federal funds sold	4,789	5	0.21%	3,701	4	0.20%
Time and interest bearing deposits in
other banks	40,492	55	0.27%	45,043	60	0.26%
Other investments	9,688	150	3.10%	5,696	87	3.04%
Loans (1)	1,062,141	35,314	6.70%	745,740	24,758	6.66%
Total interest earning assets	1,653,366	42,183	5.14%	1,261,530	31,248	4.97%
Non-interest earning assets	198,351			131,859
Total assets	$1,851,717			$1,393,389

Interest-bearing liabilities:
Deposits (2)	$1,141,230	$2,068	0.37%	$892,556	$2,159	0.49%
Repurchase agreements	46,661	361	1.56%	47,462	367	1.55%
Federal funds purchased	737	3	0.81%	2	-	-
Other borrowings	28,827	199	1.37%	1	-	-
Notes payable	1,768	28	3.15%	-	-	-
Junior subordinated debentures	29,384	672	4.55%	15,465	492	6.29%
Total interest-bearing liabilities	1,248,607	3,331	0.54%	955,486	3,018	0.63%
Non-interest bearing liabilities	411,681			273,680
Shareholders' equity	191,429			164,223
Total liabilities and shareholders'
equity	$1,851,717			$1,393,389

Net interest income (TE) and spread		$38,852	4.60%		$28,230	4.34%

Net interest margin			4.74%			4.49%

(1) Includes $3.7 million and $1.0 million of interest income from accretable yield on purchased loans from acquisitions for the six months ended June 30, 2013 and 2012, respectively.
(2) Includes $408,000 and $643,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitions for the six months ended June 30, 2013 and 2012, respectively.
(3) Includes $184,000 of reduction in interest expense from premium amortization on FHLB borrowings acquired from PSB for the six months ended June 30, 2013.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

	For the Quarter Ended
	June 30,	June 30,	March 31,
Per Common Share Data	2013	2012	2013

Book value per common share	$12.92	$12.78	$13.24
Effect of intangible assets per share	4.53	3.02	4.57
Tangible book value per common share	$8.39	$9.76	$8.67

Diluted earnings per share	$0.29	$0.20	$0.27
Effect of merger-related costs, after-tax	-	-	0.01
Operating earnings per share	$0.29	$0.20	$0.28

Average Balance Sheet Data

Total equity	$192,284	$164,968	$190,564
Less preferred equity	41,997	32,000	41,999
Total common equity	$150,287	$132,968	$148,565
Less intangible assets	51,291	31,671	51,873
Tangible common equity	$98,996	$101,297	$96,692

Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. The non-GAAP financial measure above is calculated by using "tangible common equity," which is defined as total common equity reduced by intangible assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.